Exhibit 10.4
THE NORTH AMERICAN COAL CORPORATION
2008 ANNUAL INCENTIVE COMPENSATION PLAN
SUMMARY
This Incentive Compensation Plan (the “Plan”) offers a highly attractive incentive compensation opportunity to senior managers of The North American Coal Corporation (the “Company” or “NAC”) and its subsidiaries (the “Subsidiaries”) when specified performance objectives under their control or influence are achieved. This is accomplished through a structure containing the following elements:
■	Each Participant is assigned an individual incentive target, stated as a percentage of their base salary midpoint, that establishes the target incentive compensation Award they may receive under the Plan when performance objectives are met.

■	The individual target Award is allocated among the following performance components:
-	North American Coal (NAC) corporate performance.

-	Bellaire Corporation cash flow.

-	Business unit results.

-	Individual achievement.
■	Percentage weightings are assigned to each component, based on the Participant’s accountabilities and their impact on each component.

■	One or more performance objectives will be established at the beginning of the Award Year for each performance component.

■	A performance range, which defines the acceptable level of results, from threshold to maximum, is created for each performance objective.

■	A payout range is defined, which provides for actual incentive Award payments of up to 150 percent of the incentive target Award, except to the extent the Committee elects to increase or decrease the actual pool by up to 10 percent, as described below.

■	A performance/payout formula combines the two ranges into a matrix that defines the level of incentive compensation payment that will result from each level of performance.

■	After audited financials are available, actual Awards will be calculated based on actual results against the established objectives.

■	A final individual performance adjustment may be made, within a range of +10 percent of the calculated Award, based on a judgment of the Participant’s overall performance.

■	All Awards will be paid in cash, during the period from January 1st through March 15th after the end of the Award Term.
This Incentive Compensation Plan allows management and the Committee to establish, in advance, the performance expectations and related incentive compensation potential that Plan Participants can expect for the Award Year. At the end of the Award Year, the Plan focuses judgment of the management team’s performance on predetermined objectives that should produce fairness in the determination of Awards.

PLAN STRUCTURE
Individual Incentive Targets
The primary focus of the Plan is the individual incentive compensation target Award. At the beginning of each Award Term, each Participant is assigned a target Award, stated as a percentage of the mid-point of base salary, which is payable under the Plan when all relevant performance objectives are achieved. The Plan provides for payments above or below the target Award to reflect acceptable variances from performance objectives.
Performance Goals
The following four sets of performance goals apply for the 2008 Award Term:
                    Intentionally Omitted
Incentive Award Range
Actual performance results attained probably will not match the established performance goals exactly. Therefore, the Plan is designed to provide incentive compensation payouts of up to 150 percent of the target Award if actual results fall within a predetermined range of acceptable performance.
The Award range is defined as follows:

	% of
Award Level	Target	Description
Maximum	150%	Highest level of incentive paid
Target	100%	Competitive incentive opportunity for achieving all-important goals
Threshold	25% to 50%	Incentive paid when results meet minimum acceptable standards
Below threshold	0%	Performance does not merit incentive payment
Component Weightings
Participants’ potential incentive Awards will be allocated between performance components based on their individual impact on results. The allocations allow for Awards to be earned based on the achievement of the performance objectives over which each Participant has the most control. Weightings will be stated as a percentage and total 100 percent for each Participant. The weightings will be established at the beginning of each Award Year to reflect current organizational accountabilities and the relative importance of the various performance components. The applicable weightings for the 2008 Award Year are as follows:
Intentionally Omitted
When there is more than one goal for a performance component, further percentage weightings may be assigned, within the overall weightings, to reflect the relative priority of each goal. For example, if the individual component has a 40 percent weighting and there are five individual goals, each individual goal might be assigned a priority weighting of 20 percent.

Performance Range
A range of performance acceptable for incentive compensation payment will be established for each performance objective. For quantitative goals, the range may be set as a percentage of the objective. For goals that cannot be quantified, the range will be defined in narrative form.
The following general definitions will apply. The percentage ranges indicated are only guidelines; specific percentage ranges or narrative descriptions will be determined for each goal based on the definitions.

	Performance
Performance	Percentage
Level	Guideline	Definition
Threshold	75%	Minimum acceptable results justifying payment of incentives
Objective	100%	Results meet high performance demands justifying fully competitive rewards
Maximum	125%	Highest foreseeable level of performance
Performance/Payout Formula
Combining the performance and payout ranges yields a performance/payout formula as in the following example:

Performance	Definition	Results	Award Levels	Payout
Threshold	Minimum	75%	Threshold	50%
Objective	On plan	100%	Target	100%
Maximum	Exceeding expectations	125%	Maximum	150%

This formula is applied separately to the results of each established performance element to determine the incentive amount earned in accordance with assigned weightings. Performance that falls between the defined levels would result in proportionally adjusted payouts, which may be calculated mathematically or determined judgmentally.
Corporate Performance Threshold
Notwithstanding any provision of the Plan to the contrary, no incentive compensation Awards will be earned under the Plan in any Award Year unless the threshold level of the corporate performance component is achieved. Once the corporate performance threshold is attained, each performance objective is separate and distinct. This means that partial Awards can be earned for the attainment of one performance objective even if another is not sufficient to generate a payout.
Individual Adjustment Factor
Each individual Award, as calculated above, may be adjusted upward or downward by as much as 10 percent of the total Award, based on management’s perceptions of each individual’s overall performance.

Partial Awards
Executives who are hired or promoted during an Award Year to positions eligible for participation in the Plan may be included in the Plan on a prorata basis (as determined by the Committee, in its sole discretion). Unless otherwise determined by the Committee, a Participant must be employed by an Employer on December 31 of the Award Term in order to be entitled to receive an Award hereunder.
Committee Discretion
It is the intent of the Plan that the total incentive compensation, as determined above, will be the final total corporate incentive compensation to be paid under the Plan. However, the Committee, in its sole discretion, may increase or decrease, by up to 10 percent, the total incentive compensation Award pool or may approve incentive compensation Award payments where normally there would be no payment, due to corporate performance which is below the criteria established for the Award Year.
This Plan shall be administered by the Committee. The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted or paid under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Employers and all present and former Participants and employees and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
PAYMENT DATE/TAXES
     Promptly following the Committee’s approval of the final Awards, the Company shall pay the amount of such Awards to the Participants in cash, subject to all withholdings and deductions described in the following sentence; provided, however, that (i) no Award shall be payable to a Participant except as determined by the Committee and (ii) all Awards shall be paid during the period from January 1st through March 15th after the close of the Award Term. Any Award paid to a Participant under this Plan shall be subject to all applicable federal, state and local income tax, social security and other standard withholdings and deductions.
DEFINITIONS
     (a) “Award” means cash paid to a Participant under the Plan for the Award Term in an amount determined in accordance with the Plan.
     (b) “Award Term” means the period from January 1, 2008 through December 31, 2008.
     (c) “Employer” means the Company and the Subsidiaries.
     (d) “Participant” means any person who is classified by an Employer as a salaried employee, who in the judgment of the Committee occupies a key position in which his efforts may significantly contribute to the profits or growth of the Employers; provided, however, that the Committee may select any employee who is expected to contribute, or who has contributed, significantly to the Employers’ profitability to participate in the Plan and receive an Award hereunder; and further provided, however, that following the end of the Award Term the Committee may make one or more discretionary Awards to employees of the Employers who were not previously designated as Participants. Directors of the Company who are also employees of the Employers are eligible to participate in the Plan. The Committee shall have the power to add Participants at any later date in the Award Term if individuals subsequently become eligible to participate in the Plan. Each Participant shall be notified that he is eligible to receive an Award and the amount of his target Award. If a Participant receives a change in salary midpoint, such Participant shall be notified of any resulting change in his target Award.

GENERAL PLAN PROVISIONS
     (a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of an Employer, or shall in any way affect the right and power of the Employer to Terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employer might have done if this Plan had not been adopted.
     (b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Texas.
     (c) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
     (d) American Jobs Creation Act. It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act, and the Plan shall be interpreted and administered in a manner to give effect to such intent.
     (e) Limitation on Rights of Participants; No trust. No trust has been created by the Employers for the payment of Awards granted under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Participant’s Employer and a Participant hereunder is a mere unsecured creditor of his Employer.
     (f) Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Company and the Subsidiaries from all liability with respect to such Award.
     (g) Effective Date. This Plan shall become effective as of January 1, 2008.
2008 PERFORMANCE TARGETS
     The performance targets for the Plan are attached as an Addendum to this document.